Exhibit 99.1

MedMen Enterprises Announces Change of Auditor

LOS ANGELES, CA, March 23, 2023 – MedMen Enterprises Inc., (“MedMen” or the “Company”) (CSE: MMEN) (OTCQB: MMNFF) announces it has changed its auditor from MNP LLP to Marcum LLP effective March 17, 2023.

The report of MNP LLP on the Company’s consolidated financial statements for the fiscal years ended June 25, 2022 and June 26, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. The report had been prepared assuming that the Company would continue as a going concern and included an explanatory paragraph regarding the Company’s ability to continue as a going concern as result of recurring losses from operations, violation of various debt covenants and a net capital deficiency.

During the fiscal years ended June 25, 2022 and June 26, 2021 and the subsequent interim period through March 18, 2023, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and MNP LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused it to make reference to the subject matter of such a disagreement in connection with its audit reports on the Company’s consolidated financial statements for such years, and (b) no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K and in National Instrument 51-102 Continuous Disclosure Obligations), except the identification of a material weakness that the Company’s financial record keeping process is deficient and that it does not have effective controls over the period-end reconciliation process.

The Company provided MNP LLP with a copy of the foregoing disclosures it is making in a Current Report on Form 8-K prior to its filing and requested, in accordance with applicable practices, that MNP LLP furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein.

On March 17, 2023, the Company engaged Marcum LLP as its new independent registered public accountant for the fiscal year ending July 1, 2023. The Audit Committee of the Company approved and authorized the engagement of Marcum LLP as the Company’s independent registered public accounting firm.

During the fiscal years ended June 25, 2022 and June 26, 2021 and the subsequent interim period through March 17, 2023, neither the Company nor anyone on its behalf consulted with Marcum LLP regarding (a) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Marcum LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

About MedMen:

MedMen is a premier American cannabis retailer with an operational footprint in California, Nevada, Illinois, Arizona, Massachusetts, and New York. MedMen offers a robust selection of high-quality products, including MedMen-owned brands MedMen Red, Moss and LuxLyte, through its premium retail stores, proprietary delivery service, as well as curbside and in-store pickup. MedMen Buds, an industry-first loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier, and happier.

Lisa Weser

Trailblaze

MedMen@Trailblaze.co